Exhibit 99.1

Grocery Outlet Holding Corp. Announces Third Quarter Fiscal 2026 Financial Results
Emeryville, CA – November 10, 2026 – Grocery Outlet Holding Corp. (NASDAQ: GO) ("Grocery Outlet," the "Company," "we" or "our") today announced financial results for the third quarter of fiscal 2026 ended October 3, 2026.
Highlights for Third Quarter Fiscal 2026 as compared to the Prior Year Period:
•Net sales increased by 0.9% to $1.18 billion.
•Comparable store sales increased by 0.5%.
•Gross margin was 30.0% compared to 30.4% last year.
•Operating income was $24.0 million, which included $3.6 million in net restructuring credits.
•Net income was $13.3 million, or $0.13 per diluted share, compared to $11.6 million, or $0.12 per diluted share last year. Adjusted net income(1) was $15.6 million, or $0.16 diluted adjusted earnings per share(1), compared to $20.7 million, or $0.21 diluted adjusted earnings per share(1) last year.
•Adjusted EBITDA(1) was $59.4 million, representing 5.0% of net sales.
Highlights for the 39 Weeks Ended October 3, 2026 as compared to the Prior Year Period:
•Net sales increased by 1.8% to $3.54 billion.
•Comparable store sales declined by 0.2%.
•Gross margin was 29.9% compared to 30.5% last year.
•Operating loss was $138.2 million, which included $158.0 million in non-cash goodwill impairment and $20.1 million in net restructuring charges.
•Net loss was $161.4 million, or $(1.63) per diluted share, compared to net loss of $6.8 million, or $(0.07) per diluted share last year. Adjusted net income(1) was $40.5 million, or $0.41 diluted adjusted earnings per share(1), compared to $56.5 million, or $0.57 diluted adjusted earnings per share(1) last year.
•Adjusted EBITDA(1) was $168.2 million, representing 4.8% of net sales.
“In the third quarter we returned to positive comparable store sales, driven by continued improvements to the execution of our opportunistic product offering,” said Jason Potter, President and CEO of Grocery Outlet. “Traffic accelerated and basket trends again improved sequentially as we enhanced our value proposition. In partnership with our operators and suppliers, we will continue to build on this progress with a focus on driving sustainable sales growth and improved profitability over time. This stronger foundation increases our confidence in our long-term opportunity.”
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(1) Adjusted net income, diluted adjusted earnings per share, adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures, which exclude the impact of certain special items. Please note that our non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. See the "Non-GAAP Financial Information" section of this release as well as the respective reconciliations of our non-GAAP financial measures below for additional information about these items.

Third Quarter Fiscal 2026 Financial Summary
Net sales increased 0.9% to $1.18 billion due to new store sales and a 0.5% increase in comparable store sales, partially offset by decreased sales from store closures as a result of the Optimization Plan as further discussed below. The increase in comparable store sales was driven by a 2.4% increase in the number of transactions, partially offset by a 1.9% decrease in average transaction size. We opened 14 new stores and closed zero stores, ending the quarter with 561 stores in 16 states.
Gross profit decreased slightly to $353.0 million. Gross margin was 30.0%, a decline of 40 basis points due primarily to the impact of product promotions to drive sales, higher transportation expenses, and the impact from a broad reduction in consumer demand for produce as a result of a Cyclospora outbreak associated with certain fresh produce items, partially offset by a favorable shift in sales mix toward opportunistic products.
Selling, general and administrative expenses increased slightly to $332.5 million. As a percentage of net sales, SG&A expenses declined 10 basis points to 28.2%.
Operating income was $24.0 million, which included $3.6 million in net restructuring credits related to the Optimization Plan consisting of $15.8 million in non-cash credits primarily from the net write-off of lease right-of-use assets and lease liabilities, partially offset by $12.2 million in cash charges.
39 Weeks Ended October 3, 2026 Financial Summary
Net sales increased 1.8% to $3.54 billion due to new store sales, partially offset by decreased sales from store closures as a result of the Optimization Plan and a 0.2% decrease in comparable store sales. The decrease in comparable store sales was driven by a 2.3% decrease in average transaction size, partially offset by a 2.1% increase in the number of transactions. We opened 31 new stores and closed 40 stores, including 36 stores as a result of the Optimization Plan.
Gross profit was relatively unchanged at $1.06 billion. Gross margin decreased 60 basis points to 29.9% during the first three quarters, driven primarily by the impact of product promotions to drive sales, inventory markdowns and write-offs associated with the store closures under the Optimization Plan, and higher transportation expenses, partially offset by improvements in inventory management.
Selling, general and administrative expenses increased by 2.0% versus last year to $1.02 billion. As a percentage of net sales, SG&A expenses were relatively unchanged at 28.8% during the first three quarters.
Operating loss was $138.2 million, which included a $158.0 million non-cash goodwill impairment charge during the first quarter of fiscal 2026 as a result of a decline in stock price, and $20.1 million in net restructuring charges related to the Optimization Plan consisting of $29.7 million in cash charges, partially offset by $9.6 million in net non-cash credits primarily from the net write-off of lease right-of-use assets and lease liabilities. The non-cash goodwill impairment charge does not impact future operations.
Cash Flow & Capital Spending:
•Net cash provided by operating activities during the third quarter of fiscal 2026 was $18.2 million compared with $17.3 million for the third quarter last year. The increase in operating cash flow was driven primarily by higher accrued and other liabilities due primarily to timing, partially offset by lower operating lease liabilities as a result of the Optimization Plan.

•Capital expenditures for the third quarter of fiscal 2026, before tenant improvement allowances, were $28.1 million, a decrease of $16.3 million from the third quarter of fiscal 2025 due to lower spending on current and future new store openings and prior year investments in new warehouses. Capital expenditures, net of tenant improvement allowances, for the third quarter this year, were $25.7 million compared with $39.4 million for the same period last year.
Optimization Plan:
As previously reported, we initiated a business optimization plan during the first quarter of fiscal 2026, intended to strengthen long-term profitability and cash flow generation, improve operational execution, optimize our existing store footprint and align with our disciplined new store growth strategy (the "Optimization Plan"). Under the Optimization Plan, we closed 36 financially underperforming stores ("Closure Stores") in March and April of 2026. We have negotiated, or intend to negotiate, the termination, sublease or assignment of the store leases for the Closure Stores. In addition, we have substantially completed the termination of operator agreements with independent operators for the Closure Stores and certain other store locations (the "Operator Agreement Terminations").
We estimate that we will incur total net restructuring charges under the Optimization Plan of between $22 million and $29 million. We increased our estimated range in the third quarter of fiscal 2026 primarily due to an update in expected lease termination costs and idle property costs. We now expect the operational actions and financial impacts of the Optimization Plan to be substantially completed by the fourth quarter of fiscal 2027.
Outlook:
The Company has revised key guidance figures for fiscal 2026 as shown in the current guidance as follows:

	Previous	Current
New store openings, net(1)	30 to 33	30 to 31
Net sales	$4.70 to $4.72 billion	$4.70 to $4.72 billion
Comparable store sales increase / decrease	"-0.5% to 0.0%"	0.2% to 0.4%
Gross margin	29.8% to 30.0%	29.8% to 30.0%
Adjusted EBITDA	$225 million to $235 million	$225 million to $229 million
Diluted adjusted earnings per share	$0.51 to $0.55	$0.52 to $0.55
Capital expenditures (net of tenant improvement allowances)	$170 million	$170 million
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(1) Excludes store closures related to the Optimization Plan.
Conference Call Information:
A conference call to discuss the third quarter fiscal 2026 financial results is scheduled for today, November 10, 2026 at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-9208 approximately 15 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at https://investors.groceryoutlet.com.
A taped replay of the conference call will be available within three hours of the conclusion of the call and can be accessed both online and by dialing (844) 512-2921 and entering access code 13762409. The telephone dial-in replay will be available for approximately two weeks after the call. The webcast replay will be available for approximately one year after the call.

Non-GAAP Financial Information:
In addition to reporting financial results in accordance with accounting principles generally accepted in the United States ("GAAP"), management and the Board of Directors use EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, and cash-on-cash return as supplemental key metrics to assess our financial performance, and net leverage as a supplemental metric to assess our liquidity. These non-GAAP financial measures are also frequently used by analysts, investors and other interested parties to evaluate the Company and other companies in our industry. Management believes it is useful to investors and analysts to evaluate these non-GAAP financial measures on the same basis as management uses to evaluate our operating results and liquidity. Management uses these non-GAAP financial performance measures to supplement GAAP financial measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. In addition, we use adjusted EBITDA and adjusted earnings per share to supplement GAAP financial measures of performance to evaluate performance in connection with compensation decisions. Management believes that excluding items from operating income (loss), net income (loss) and earnings (net loss) per diluted share that may not be indicative of, or are unrelated to, our core operating results, and that may vary in frequency or magnitude, enhances the comparability of our results and provides additional information for analyzing trends in our business. Management uses net leverage to evaluate our overall liquidity and financial flexibility to pursue operational strategies and to evaluate our capital structure, and our ability to service our long-term debt obligations.
Management defines EBITDA as net income (loss) before net interest expense, income taxes and depreciation and amortization expenses. Adjusted EBITDA represents EBITDA adjusted to exclude share-based compensation expense (benefit), asset impairment and gain or loss on disposition, acquisition and integration costs, restructuring and related charges, goodwill impairment and certain other expenses that may not be indicative of, or are unrelated to, our core operating results, and that may vary in frequency or magnitude. Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net sales, expressed as a percentage. Adjusted net income represents net income (loss) adjusted for the previously mentioned adjusted EBITDA adjustments, further adjusted for the amortization of property and equipment purchase accounting asset step-ups and deferred financing costs, tax adjustment to normalize the effective tax rate, and tax effect of total adjustments. Basic adjusted earnings per share is calculated using adjusted net income, as defined above, and basic weighted-average shares outstanding. Diluted adjusted earnings per share is calculated using adjusted net income, as defined above, and diluted weighted-average shares outstanding. Management defines cash-on-cash returns as Four Wall EBITDA divided by total net cash investment. Four Wall EBITDA includes store level costs such as product and distribution costs, commissions, occupancy, marketing and other related costs. A definition of net leverage and a related reconciliation to the most directly comparable GAAP financial measure can be found on the Investor Relations section of our website under "Financial Information—Quarterly Results."
These non-GAAP financial measures may not be comparable to similar measures reported by other companies and have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. We address the limitations of the non-GAAP financial measures through the use of various GAAP measures. In the future we will incur expenses or charges such as those added back to calculate adjusted EBITDA or adjusted net income. The presentation of these non-GAAP financial measures should not be construed as an inference that future results will be unaffected by the adjustments used to derive such non-GAAP measures.

We have not reconciled the non-GAAP adjusted EBITDA and diluted adjusted earnings per share forward-looking guidance included in this release to the most directly comparable GAAP measures because this cannot be done without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and are out of our control or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results. We have also not reconciled the cash-on-cash return forward-looking outlook because such metric includes store-level cash flows and initial capital investment at the individual store level, which are not captured or presented on a GAAP basis. Reconciling this metric to a GAAP measure would require unreasonable efforts and assumptions.
Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release other than statements of historical fact, including statements regarding our future operating results and financial position, our business strategy and plans, the Optimization Plan and its associated activities, costs and benefits, the restructuring plan adopted in fiscal 2025 (the "Restructuring Plan") and its associated benefits, our ability to drive long-term value and business and market trends may constitute forward-looking statements. Words such as "anticipate," "believe," "estimate," "expect," "intend," "may," "outlook," "plan," "project," "seek," "will," and similar expressions, are intended to identify such forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those expressed or implied by any forward-looking statements, including the following: failure of suppliers to consistently supply the Company with opportunistic products at attractive pricing; inability to successfully identify trends and maintain a consistent level of opportunistic products or general inventory; failure to maintain or increase comparable store sales; any significant disruption to our distribution network, the operations, technology and capacity of our distribution centers and our timely receipt of inventory; risks associated with newly opened stores; risks associated with our growth strategy, including opening, relocating or remodeling stores on schedule and on budget, as well as the revised near-term new store growth strategy as reflected in the Restructuring Plan and Optimization Plan; risks related to our plan to operate certain newly opened stores as Company-operated stores; risks associated with our store refresh initiatives, including that such efforts do not lead to improvements in operating results or are more costly to implement than we anticipate; financial and operating impacts associated with our Optimization Plan; inflation, tariffs, fuel price increases and other changes affecting the market prices of the products we sell as well as the costs we incur in operating our business; failure to maintain our reputation and the value of our brand, including protecting our intellectual property; inability to maintain sufficient levels of cash flow from our operations to fund our growth strategy; risks associated with leasing substantial amounts of space; inability to attract, train and retain highly qualified employees or the loss of executive officers or other key personnel; costs and successful implementation of marketing, advertising and promotions; natural or man-made disasters, climate change, power outages, major health epidemics, pandemic outbreaks, terrorist acts, global political events or other serious catastrophic events and the concentration of our business operations; unexpected costs and negative effects if we incur losses not covered by our insurance program; difficulties associated with labor relations and shortages; failure to participate effectively in the growing online retail marketplace; failure to properly integrate or achieve the expected benefits of any acquired businesses; the uncertain outcome, timing and expenses of our ongoing strategic review of recently acquired assets; risks associated with economic conditions; risks associated with uncertainty and changes in U.S. trade policies, including tariffs; delay or disruption in funding of benefits provided under government-funded assistance programs, such as the Supplemental Nutrition Assistance Program; competition in the retail food industry; movement of consumer trends toward private labels and away from name-brand products; risks associated with deploying our own private label brands; inability to attract and retain qualified independent operators of the Company ("IOs"); failure of the IOs to successfully manage their business; failure of the IOs to repay notes outstanding to the Company; inability of the IOs to avoid excess inventory shrink; any loss or changeover of an IO; legal proceedings initiated against the IOs; legal challenges to the IO/independent contractor business model; failure to maintain positive relationships with the IOs; risks associated with actions the IOs could take that could harm our business; material disruption to information technology systems, including risks associated with our technology initiatives or third-party security breaches or other disruptions; failure to maintain the security of information we hold, including relating to personal information or payment card data; risks associated with products we and our IOs sell; risks associated with laws and regulations generally applicable to retailers; legal or regulatory proceedings; our substantial indebtedness could affect our ability to operate our business, react to changes in the economy or industry or pay debts and meet obligations; restrictive covenants in our debt agreements may restrict our ability to pursue our business strategies, and failure to comply with any of these restrictions could result in acceleration of our debt; risks associated with tax matters; changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters; and the other factors discussed under "Risk Factors" in our most recent annual report on Form 10-K and in other subsequent reports we file with the United States Securities and Exchange Commission (the "SEC"). Our periodic filings are accessible on the SEC's website at www.sec.gov.
Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. Although we believe that the expectations reflected in the forward-looking statements are reasonable, and our expectations based on third-party information and projections are from sources that management believes to be reputable, we cannot guarantee future results, levels of activity, performance or achievements. These forward-looking statements are made as of the date of this release or as of the date specified herein and we have based these forward-looking statements on current expectations and projections about future events and trends. Except as required by law, we do not undertake any duty to update any of these forward-looking statements after the date of this release or to conform these statements to actual results or revised expectations.
About Grocery Outlet:
Based in Emeryville, California, Grocery Outlet is a growth-oriented extreme value retailer of quality, name-brand consumables and fresh products sold primarily through a network of independently operated stores. Grocery Outlet and its subsidiaries have more than 560 stores in California, Washington, Oregon, Pennsylvania, Tennessee, Nevada, Idaho, Virginia, Maryland, North Carolina, Ohio, Georgia, New Jersey, Alabama, Delaware and Kentucky.
INVESTOR RELATIONS CONTACT:
Nicolo Cottarelli
(510) 250-4629
ncottarelli@cfgo.com

GROCERY OUTLET HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)
(unaudited)

	13 Weeks Ended		39 Weeks Ended
	October 3, 2026	September 27, 2025	October 3, 2026	September 27, 2025
Net sales	$1,178,288	$1,168,153	$3,537,404	$3,473,492
Cost of sales	825,285	813,017	2,478,484	2,415,218
Gross profit	353,003	355,136	1,058,920	1,058,274
Selling, general and administrative expenses	332,524	331,016	1,019,070	998,858
Restructuring charges (credits), net	(3,562)	1,296	20,057	46,328
Goodwill impairment	—	—	158,000	—
Operating income (loss)	24,041	22,824	(138,207)	13,088
Interest expense, net	7,045	6,705	19,986	19,769
Income (loss) before income taxes	16,996	16,119	(158,193)	(6,681)
Income tax expense	3,707	4,514	3,214	70
Net income (loss) and comprehensive income (loss)	$13,289	$11,605	$(161,407)	$(6,751)
Basic earnings (net loss) per share	$0.13	$0.12	$(1.63)	$(0.07)
Diluted earnings (net loss) per share	$0.13	$0.12	$(1.63)	$(0.07)
Weighted-average shares outstanding:
Basic	99,145	98,160	98,862	97,921
Diluted	100,288	98,705	98,862	97,921

GROCERY OUTLET HOLDING CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	October 3, 2026	January 3, 2026
Assets
Current assets:
Cash and cash equivalents	$59,832	$69,602
Independent operator receivables and current portion of independent operator notes, net of allowance	16,428	16,983
Other accounts receivable, net of allowance	4,649	3,685
Merchandise inventories	408,133	381,961
Prepaid expenses and other current assets	27,165	25,409
Total current assets	516,207	497,640
Independent operator notes and receivables, net of allowance	36,541	43,748
Property and equipment, net	777,648	742,961
Operating lease right-of-use assets	1,104,032	1,089,838
Intangible assets, net	68,844	78,375
Goodwill, net	475,835	633,835
Other assets	4,105	4,702
Total assets	$2,983,212	$3,091,099
Liabilities and Stockholders' Equity
Current liabilities:
Trade accounts payable	$200,843	$177,457
Accrued and other current liabilities	50,192	54,277
Accrued compensation	22,786	17,841
Current portion of long-term debt	15,000	15,000
Current lease liabilities	94,840	87,324
Income and other taxes payable	13,681	12,097
Total current liabilities	397,342	363,996
Long-term debt, net	486,951	477,905
Deferred income tax liabilities, net	36,051	33,183
Long-term lease liabilities	1,225,256	1,229,473
Other long-term liabilities	3,561	2,879
Total liabilities	2,149,161	2,107,436
Stockholders' equity:
Common stock	99	98
Series A preferred stock	—	—
Additional paid-in capital	838,842	827,048
Retained earnings (deficit)	(4,890)	156,517
Total stockholders' equity	834,051	983,663
Total liabilities and stockholders' equity	$2,983,212	$3,091,099

GROCERY OUTLET HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	39 Weeks Ended
	October 3, 2026	September 27, 2025
Cash flows from operating activities:
Net loss	$(161,407)	$(6,751)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment	76,997	78,089
Amortization of intangible and other assets	18,146	16,532
Amortization of debt issuance costs and debt discounts	683	683
Non-cash rent	(838)	6,146
Impairment of long-lived assets	1,413	11,511
Goodwill impairment	158,000	—
Share-based compensation	11,160	7,408
Provision for independent operator notes and receivables and other accounts receivable reserves	23,608	9,278
Deferred income taxes	2,868	417
Other	(299)	1,377
Changes in operating assets and liabilities:
Independent operator and other accounts receivable	(10,803)	(5,288)
Merchandise inventories	(26,172)	(23,694)
Prepaid expenses and other assets	(1,914)	(1,157)
Income and other taxes payable	1,584	1,927
Trade accounts payable	23,579	21,566
Accrued and other liabilities	2,220	9,679
Accrued compensation	4,945	7,665
Operating lease liabilities	(9,886)	14,451
Net cash provided by operating activities	113,884	149,839
Cash flows from investing activities:
Advances to independent operators	(8,699)	(10,855)
Repayments of advances from independent operators	2,692	3,165
Purchases of property and equipment	(119,774)	(158,513)
Proceeds from sales of assets	2,445	—
Investments in intangible assets and licenses	(8,790)	(16,368)
Net cash used in investing activities	(132,126)	(182,571)
Cash flows from financing activities:
Proceeds from exercise of stock options	635	565
Proceeds from revolving credit facility	35,000	50,000
Principal payments on revolving credit facility	(15,000)	(20,000)
Principal payments on senior term loan due 2028	(11,250)	(7,500)
Principal payments on finance leases	(913)	(1,036)
Net cash provided by financing activities	8,472	22,029
Net decrease in cash and cash equivalents	(9,770)	(10,703)
Cash and cash equivalents at beginning of period	69,602	62,828
Cash and cash equivalents at end of period	$59,832	$52,125

GROCERY OUTLET HOLDING CORP.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED EBITDA
(in thousands)
(unaudited)

	13 Weeks Ended		39 Weeks Ended
	October 3, 2026	September 27, 2025	October 3, 2026	September 27, 2025
Net income (loss)	$13,289	$11,605	$(161,407)	$(6,751)
Interest expense, net	7,045	6,705	19,986	19,769
Income tax expense	3,707	4,514	3,214	70
Depreciation and amortization expenses	31,872	33,390	95,143	94,621
EBITDA	55,913	56,214	(43,064)	107,709
Share-based compensation expense (benefit)	3,637	(10)	11,160	7,408
Asset impairment and gain or loss on disposition (1)	—	1,046	1,904	5,015
Acquisition and integration costs (2)	—	551	—	1,038
Restructuring and related charges (credits), net (4)	(3,562)	1,296	22,264	46,328
Goodwill impairment	—	—	158,000	—
Other (5)	3,438	7,571	17,934	18,802
Adjusted EBITDA	$59,426	$66,668	$168,198	$186,300

GROCERY OUTLET HOLDING CORP.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED NET INCOME
(in thousands, except per share data)
(unaudited)

	13 Weeks Ended		39 Weeks Ended
	October 3, 2026	September 27, 2025	October 3, 2026	September 27, 2025
Net income (loss)	$13,289	$11,605	$(161,407)	$(6,751)
Share-based compensation expense (benefit)	3,637	(10)	11,160	7,408
Asset impairment and gain or loss on disposition (1)	—	1,046	1,904	5,015
Acquisition and integration costs (2)	—	551	—	1,038
Amortization of purchase accounting assets and deferred financing costs (3)	1,268	1,268	3,805	3,805
Restructuring and related charges (credits), net (4)	(3,562)	1,296	22,264	46,328
Goodwill impairment	—	—	158,000	—
Other (5)	3,438	7,571	17,934	18,802
Tax adjustment to normalize effective tax rate (6)	(1,249)	(649)	1,957	2,736
Tax effect of total adjustments (7)	(1,254)	(1,991)	(15,146)	(21,921)
Adjusted net income	$15,567	$20,687	$40,471	$56,460

GAAP earnings (net loss) per share:
Basic	$0.13	$0.12	$(1.63)	$(0.07)
Diluted	$0.13	$0.12	$(1.63)	$(0.07)
Adjusted earnings per share:
Basic	$0.16	$0.21	$0.41	$0.58
Diluted	$0.16	$0.21	$0.41	$0.57
Weighted-average shares outstanding:
Basic	99,145	98,160	98,862	97,921
Diluted (8)	100,288	98,705	98,862	97,921
Non-GAAP weighted-average shares outstanding:
Basic	99,145	98,160	98,862	97,921
Diluted (9)	100,288	98,705	99,735	98,464

__________________________
(1)Represents non-restructuring asset impairment charges and gains or losses on dispositions of assets.
(2)Represents costs related to the acquisition and integration of United Grocery Outlet, including due diligence, legal, consulting and retention bonus expenses.
(3)Represents the incremental amortization of an asset step-up resulting from purchase price accounting related to our acquisition in 2014 by an investment fund affiliated with Hellman & Friedman LLC, our former affiliate, as well as the amortization of debt issuance costs.
(4)In the third quarter and first three quarters of fiscal 2026, represents net charges (credits) associated with the Optimization Plan, including costs associated with the termination, sublease or assignment of the store leases for the Closure Stores, bad debt expense, costs related to Operator Agreement Terminations, write-offs of merchandise inventory, and other restructuring charges, partially offset by the net write-off of right-of-use assets and lease liabilities and other non-cash restructuring credits. In the third quarter and first three quarters of fiscal 2025, represents charges associated with the Restructuring Plan, including lease termination costs, non-cash impairment and disposal of long-lived assets, employee severance and benefit costs, and legal, professional and other related expenses. All such costs are reflected in Restructuring charges (credits), net on the condensed consolidated statements of operations and comprehensive income (loss), except for write-offs of merchandise inventory, which are included in Cost of sales.
(5)Represents other non-recurring, non-cash or non-operational items, including strategic project costs, certain personnel-related hiring and termination costs, legal settlements and other legal expenses, system implementation costs, store closing costs, costs related to employer payroll taxes associated with equity awards, and miscellaneous costs.
(6)Represents adjustments to normalize the effective tax rate for the impact of unusual or infrequent tax items that we do not consider in our evaluation of ongoing performance, including excess tax benefits or shortfalls related to exercise and/or vesting of share-based awards that are recorded in earnings as discrete items in the reporting period in which they occur.
(7)Represents the tax effect of the total adjustments. We calculate the tax effect of the total adjustments on a discrete basis excluding any non-recurring and unusual tax items.
(8)For the first three quarters of fiscal 2026 and the first three quarters of fiscal 2025, there is no difference in the weighted-average shares outstanding used to calculate the basic and diluted GAAP net loss per share due to the Company's net loss.
(9)To calculate diluted adjusted earnings per share, we adjusted the weighted-average shares outstanding for the dilutive effect of all potential shares of common stock.